Exhibit 99.1

Towers Watson Reports Strong First Quarter Earnings

  Revenues increased 2% over prior year first quarter (7% constant currency)
  Adjusted Diluted EPS of $1.49, increase of 13% over prior year first quarter
  Diluted EPS of $1.78, increase of 53% over prior year first quarter

ARLINGTON, Va.--(BUSINESS WIRE)--November 2, 2015--Towers Watson (NASDAQ: TW), a leading global professional services company, today announced financial results for the first quarter of fiscal year 2016, which ended September 30, 2015.

Total revenues were $896 million for the quarter, an increase of 2% (7% constant currency and 6% organic) from $878 million for the first quarter of fiscal 2015. All segments experienced revenue growth this quarter on both a constant currency and organic basis.

Adjusted EBITDA for the first quarter of fiscal 2016 was $183 million, or 20.4% of revenues, versus Adjusted EBITDA of $171 million, or 19.5% of revenues, for the prior-year first quarter.

Net income attributable to controlling interests for the first quarter of fiscal 2016 was $123 million, an increase from $82 million for the prior-year first quarter. For the quarter, diluted earnings per share were $1.78, and adjusted diluted earnings per share were $1.49. Net income attributable to controlling interests and diluted earnings per share for the first quarter of fiscal 2016 include a $55 million gain on the sale of the Human Resources Service Delivery business and $9 million of transaction and integration expenses. The tax rate for the quarter was 33%.

“I’m very pleased with our strong first quarter results and the client focus our associates continue to exhibit while integration planning is well underway,” said John Haley, Towers Watson’s chief executive officer. “This is an exciting time for all of us at Towers Watson. Our business is performing well, and we can all be proud of the organization we’ve built over the last several years. However, it’s even more exciting to envision the value we can bring to our clients, associates and shareholders with the creation of Willis Towers Watson.”

First Quarter Company Highlights

Benefits

For the quarter, the Benefits segment had revenues of $448 million, a decrease of 4% (1% increase constant currency) from $466 million in the prior-year first quarter. Retirement had a low-single digit constant currency revenue decline, primarily due to the expected lower bulk lump sum (BLS) activity in the Americas, as compared to the first quarter of fiscal 2015, partially offset by a low double digit increase in EMEA. Health and Group Benefits had mid-single digit constant currency revenue growth, due to an increase in new plan management clients and product revenue. Technology and Administration Solutions constant currency revenue was flat, due to reduced BLS projects in the Americas Region and offset by increased pension administration and special projects in EMEA. The Benefits segment had a Net Operating Income (“NOI”) margin of 34% in the first quarter of fiscal 2016.

Exchange Solutions

For the quarter, the Exchange Solutions segment had revenues of $118 million, an increase of 37% (37% increase constant currency) from $86 million in the prior-year first quarter. Retiree and Access Exchanges revenue increased by 26%, primarily as a result of a growing membership base. Exchange Other revenues increased by more than 50%, as a result of increased membership in the Actives, project work in Health and Welfare Administration, and approximately $8 million from the Consumer Directed Accounts practice. The Exchange Solutions segment had an NOI margin of 18% in the first quarter of fiscal 2016.

Risk and Financial Services

For the quarter, the Risk and Financial Services segment had revenues of $138 million, a decrease of 7% (1% increase constant currency) from $148 million in the prior-year first quarter. Risk Consulting and Software had a constant currency revenue decline of mid-single digits, primarily due to softness in the Americas. Investment constant currency revenue increased by mid-single digits, with growth in all regions, due to an increase in performance fees, new client relationships, and project work. The Risk and Financial Services segment had an NOI margin of 24% in the first quarter of fiscal 2016.

Talent and Rewards

For the quarter, the Talent and Rewards segment had revenues of $160 million, an increase of 5% (10% increase constant currency) from $153 million in the prior-year first quarter. Executive Compensation constant currency revenues increased by mid-single digits, with growth in all regions, primarily due to work resulting from regulatory changes in Asia. Rewards, Talent and Communication had constant currency revenue growth in the mid-single digits, primarily driven by M&A activity in the Americas and EMEA regions. Data, Surveys and Technology had high-teens constant currency revenue growth, due to increased demand for employee engagement surveys and the early delivery of the annual data surveys which last year were delivered in the second quarter of the fiscal year. The Talent and Rewards segment had an NOI margin of 30% in the first quarter of fiscal 2016. The first half of the fiscal year typically has higher margins due to the seasonality of the business.

Outlook for Fiscal 2016

This guidance excludes any impact of the proposed merger with Willis.

For fiscal year 2016, the company continues to expect mid-single digit constant currency revenue growth and adjusted EBITDA of around 21%.

Conference Call

The company will host a live webcast and conference call to discuss the financial results for the first quarter of fiscal 2016. It will be held on Monday, November 2, 2015, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet at www.towerswatson.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay of the call will also be available through November 3, 2015 at 404-537-3406, conference ID 63182009.

About Towers Watson

Towers Watson is a leading global professional services company that helps organizations improve performance through effective people, risk and financial management. With 16,000 associates around the world, the company offers consulting, technology and solutions in the areas of benefits, talent management, rewards, and risk and capital management. Learn more at towerswatson.com.

Non-U.S. GAAP Measures

In order to assist readers of our financial statements in understanding the core operating results that the Company’s management uses to evaluate the business and for financial planning, we present the following non-U.S. GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted EBITDA, (4) Adjusted Diluted Earnings Per Share, (5) Adjusted net income and (6) Free Cash Flow. The Company believes these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating results.

We evaluate our revenue on an as reported, constant currency, and an organic basis. We believe providing constant currency and organic information provides valuable supplemental information regarding our results, consistent with how we evaluate our performance internally.

We consider Adjusted EBITDA and Adjusted Diluted Earnings Per Share to be important financial measures, which we use to internally evaluate and assess our core operations, and benchmark our operating results against our competitors. We use Adjusted EBITDA to evaluate and measure awards made under our performance-based compensation plans. Adjusted EBITDA and Adjusted Diluted Earnings Per Share are important in illustrating what our operating results would have been had we not incurred these acquisition-related expenses. Adjusted Net Income is used solely for the purpose of calculating Adjusted diluted earnings per share. Free Cash Flow is used to evaluate our core operating performance.

The Company’s non-U.S. GAAP measures and their accompanying definitions are presented as follows:

  Constant Currency Change – Represents the year over year change in revenues excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the adjusted prior year revenues to the current year as reported revenues for the same period.
  Organic Change - excludes both the impact of fluctuations in foreign currency exchange rates, as described above, as well as the impact of acquisitions and divestitures.
  Adjusted EBITDA – net income (attributable to common stockholders) adjusted for provision for income taxes, interest, net, depreciation and amortization, transaction and integration expenses, and other non-operating income excluding income from variable interest entity.
  Adjusted diluted earnings per share - Adjusted Net Income divided by the weighted average shares of common stock, diluted.
  Adjusted net income– net income (attributable to common stockholders) adjusted for certain tax-effected merger and acquisition related items of amortization of intangible assets and transaction and integration expenses and the tax-effected gain on the sale of the Human Resources Service Delivery business.
  Free Cash Flow - Cash Flows from Operating Activities less cash used to purchase Fixed Assets and Software for Internal Use.

These non-U.S. GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-U.S. GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our financial statements.

Reconciliation of the As Reported Change to Constant Currency Change, the As Reported Change to Organic Change, Net income (attributable to common stockholders) to Adjusted EBITDA, Net income (attributable to common stockholders) to Adjusted net income, Diluted earnings per share to Adjusted Diluted Earnings Per Share and Cash Flows from Operating Activities to Free Cash Flow are included in the accompanying tables to today’s press release.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of Towers Watson's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to consummate the Company’s proposed merger with Willis (the “proposed transaction”); the ability to obtain requisite regulatory and shareholder approvals and the satisfaction of other conditions to the consummation of the proposed transaction on the proposed terms and schedule; the ability of Willis and Towers Watson to successfully integrate their respective operations and employees and realize synergies and cost savings at the times, and to the extent, anticipated; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers, clients and competitors; changes in general economic, business and political conditions, including changes in the financial markets; significant competition that Willis and Towers Watson face; compliance with extensive government regulation; the combined company’s ability to make acquisitions and its ability to integrate or manage such acquired businesses; a decline in client demand (for example, resulting from the reduced use of defined benefit plans); the risk of a disclosure breach of company or client data; the risk of translation exposure impacting our results, arising from foreign currency exchange and interest rate fluctuations and volatility; the ability to successfully make suitable acquisitions and divestitures; the risk that the acquisitions of Acclaris, Saville Consulting or other acquisitions are not profitable or successful, or are not otherwise successfully integrated; the risk of a change in the availability to employers of tax-advantaged consumer-directed benefits; our ability to protect client data and our information systems; the risk that potential changes in federal and state health care regulations, or future interpretation of existing regulations, may have a material adverse impact on our business; the risk that our Exchange Solutions or OneExchange businesses fail to maintain good relationships with insurance carriers, become dependent upon a limited number of insurance carriers or fail to develop new insurance carrier relationships; the risk that changes and developments in the health insurance system in the United States could harm our business; our ability to respond to rapid technological changes; the ability to recruit and retain qualified employees and to retain client relationships; and the risk that a significant or prolonged economic downturn could have a material adverse effect on Towers Watson's business, financial condition and results of operations. Additional risks and factors are identified under “Risk Factors” in Towers Watson’s most recent Annual Report on Form 10-K filed with the SEC.

You should not rely upon forward-looking statements as predictions of future events because these statements are based on assumptions that may not come true and are speculative by their nature. Towers Watson does not undertake an obligation to update any of the forward-looking information included in this document, whether as a result of new information, future events, changed expectations or otherwise.

Where You Can Find Additional Information

In connection with the proposed merger of Towers Watson and Willis Group, Willis Group filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “Commission”) that contains a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction. The registration statement on Form S-4 was declared effective by the SEC on October 13, 2015. Each of Towers Watson and Willis Group mailed the joint proxy statement/prospectus to its respective stockholders on or around October 13, 2015. YOU ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT DOCUMENTS THAT HAVE BEEN OR WILL BE FILED WITH THE COMMISSION AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TOWERS WATSON, WILLIS GROUP AND THE PROPOSED TRANSACTION. You may obtain the joint proxy statement/prospectus and the other documents filed with the Commission free of charge at the Commission’s website, www.sec.gov. In addition, you may obtain free copies of the joint proxy statement/prospectus and the other documents filed by Towers Watson and Willis Group with the Commission by requesting them in writing from Towers Watson, 901 N. Glebe Road, Arlington, VA 22203, Attention: Investor Relations, or by telephone at (703) 258-8000, or from Willis Group, Brookfield Place, 200 Liberty Street, 7th Floor, New York, NY 10281-1003, Attention: Investor Relations, or by telephone at (212) 915-8084.

TOWERS WATSON & CO.
Supplemental Segment Information
(In Thousands of U.S. Dollars)
(Unaudited)

Segment Revenue

	Revenue for the Three			Components of Revenue Change
	Months Ended September 30,		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2015	2014	Change	Impact	Change	Divestitures	Change

Benefits	$448,024	$465,587	(4)%	(5)%	1%	0%	1%
Exchange Solutions	118,491	86,282	37%	0%	37%	9%	28%
Risk & Financial Services	137,723	148,026	(7)%	(8)%	1%	0%	1%
Talent & Rewards	160,291	153,294	5%	(5)%	10%	0%	10%
Reportable Segments	$864,529	$853,189

Reconciliation of Reportable Segment Revenue to Consolidated Revenue

		Three Months Ended September 30,
		2015	2014

Reportable Segments		$864,529	$853,189
Reimbursable Expenses and Other		31,092	24,918
Consolidated Revenues		$895,621	$878,107

Reconciliation of As Reported Revenue change to Constant Currency change and Organic change

				Components of Revenue Change
	Three Months ended September 30,		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2015	2014	Change	Impact	Change	Divestitures	Change

Revenue	$895,621	$878,107	2%	(5)%	7%	1%	6%

TOWERS WATSON & CO.
Supplemental Segment Information
(In Thousands of U.S. Dollars)
(Unaudited)

Segment Net Operating Income

	Three Months Ended September 30,
	2015	2014

Benefits	$151,460	$155,759
Exchange Solutions	21,516	14,012
Risk & Financial Services	33,502	35,561
Talent & Rewards	47,465	36,843
Reportable Segments	$253,943	$242,175

Reconciliation of Reportable Segment Net Operating Income to Income from Operations

	Three Months Ended September 30,
	2015	2014

Reportable Segments	$253,943	$242,175
Differences in Allocation Methods	9,791	15,712
Amortization of Intangible Assets	(16,869)	(17,537)
Transaction and Integration Expenses	(9,330)	-
Stock-Based Compensation	(2,465)	(5,552)
Discretionary Compensation	(101,369)	(92,364)
Payroll Tax on Discretionary Compensation	(5,618)	(5,519)
Other, net	1,317	(10,917)
Income from Operations	$129,400	$125,998

TOWERS WATSON & CO.
Reconciliation of Non-GAAP Measures
(In Thousands of U.S. Dollars, Except Per Share Data)
(Unaudited)

	Three Months Ended September 30,
	2015		2014

Net Income (attributable to common stockholders)	$123,382		$81,558
Adjusted for certain items:
Amortization of intangible assets	11,315		11,383
Transaction and integration expenses including severance	6,258		-
Gain on sale of HRSD business	(37,154)		-
Adjusted Net Income (attributable to common stockholders)	$103,801		$92,941

Weighted average shares of common stock, diluted (000)	69,475		70,596

Diluted EPS (attributable to common stockholders)	$1.78		$1.16
Adjusted for certain items:
Amortization of intangible assets	0.16		0.16
Transaction and integration expenses including severance	0.09		-
Gain on sale of HRSD business	(0.54)		-
Adjusted Diluted EPS (attributable to common stockholders)	$1.49		$1.32

	Three Months Ended September 30,
	2015		2014

Net Income (attributable to common stockholders)	$123,382		$81,558
Provision for Income Taxes	60,558		44,062
Interest, net	880		1,265
Depreciation and Amortization	44,192		44,869
Transaction and Integration Expenses	9,330		-
Other Non-Operating Income (a)	(55,421)		(831)
Adjusted EBITDA and Adjusted EBITDA Margin	$182,921	20.4%	$170,923	19.5%

(a) Other non-operating income includes income from affiliates and other non-operating income including a gain on the sale of the Human Resources Service Delivery (HRSD) business of $55.4 million for the three months ended September 30, 2015.

TOWERS WATSON & CO.
Condensed Consolidated Statements of Operations
(In Thousands of U.S. Dollars, Except Per Share Data)
(Unaudited)

	Three Months Ended September 30,
	2015	2014

Revenue	$895,621	$878,107

Costs of providing services:
Salaries and employee benefits	544,472	533,528
Professional and subcontracted services	65,112	62,205
Occupancy	31,745	36,073
General and administrative expenses	71,370	75,434
Depreciation and amortization	44,192	44,869
Transaction and integration expenses	9,330	-
	766,221	752,109

Income from operations	129,400	125,998

Income from affiliates	51	-
Interest income	1,192	1,063
Interest expense	(2,072)	(2,328)
Other non-operating income	55,370	831

INCOME BEFORE INCOME TAXES	183,941	125,564

Provision for income taxes	60,558	44,062

NET INCOME BEFORE NON-CONTROLLING INTERESTS	123,383	81,502

Less: Income (loss) attributable to non-controlling interests	1	(56)

NET INCOME (attributable to common stockholders)	$123,382	$81,558

Earnings per share:
Basic earnings per share (attributable to common stockholders)	$1.78	$1.16
Diluted earnings per share (attributable to common stockholders)	$1.78	$1.16

Dividends declared per share	$0.15	$0.15

Weighted average shares of common stock, basic (000)	69,381	70,182
Weighted average shares of common stock, diluted (000)	69,475	70,596

TOWERS WATSON & CO.
Condensed Consolidated Balance Sheets
(In Thousands of U.S. Dollars, Except Share Data)
(Unaudited)
	September 30,	June 30,
	2015	2015

Assets
Cash and cash equivalents	$699,966	$715,151
Fiduciary assets	33,054	38,075
Short-term investments	59,444	127,156
Receivables from clients:
Billed, net of allowances of $11,623 and $7,665	481,271	479,536
Unbilled, at estimated net realizable value	332,551	320,827
	813,822	800,363

Other current assets	122,962	155,487
Total current assets	1,729,248	1,836,232

Fixed assets, net	396,967	390,681
Deferred income taxes	61,515	62,772
Goodwill	2,229,560	2,278,351
Intangible assets, net	642,900	654,087
Other assets	204,164	172,051
Total Assets	$5,264,354	$5,394,174

Liabilities
Accounts payable, accrued liabilities and deferred income	$398,088	$424,403
Employee-related liabilities	339,094	581,115
Fiduciary liabilities	33,054	38,075
Term loan - current	25,000	25,000
Other current liabilities	42,922	62,281
Total current liabilities	838,158	1,130,874

Revolving credit facility	160,000	40,000
Term loan	168,750	175,000
Accrued retirement benefits and other employee-related liabilities	628,139	648,655
Professional liability claims reserve	237,074	235,856
Other noncurrent liabilities	234,652	216,277
Total Liabilities	2,266,773	2,446,662

Commitments and contingencies

Stockholders' Equity
Class A Common Stock — $0.01 par value: 300,000,000 shares authorized; 74,552,661 issued, and 69,441,212 and 69,281,754 outstanding	746	746
Additional paid-in capital	1,862,634	1,870,745
Treasury stock, at cost — 5,111,449 and 5,270,907 shares	(416,309)	(429,286)
Retained earnings	2,178,980	2,066,104
Accumulated other comprehensive loss	(643,966)	(576,298)
Total Stockholders' Equity	2,982,085	2,932,011
Non-controlling interest	15,496	15,501
Total Equity	2,997,581	2,947,512

Total Liabilities and Total Equity	$5,264,354	$5,394,174

TOWERS WATSON & CO.
Condensed Consolidated Statements of Cash Flows
(In Thousands of U.S. Dollars)
(Unaudited)
	Three Months Ended September 30,
	2015	2014

Cash flows used in operating activities:
Net income before non-controlling interests	$123,383	$81,502
Adjustments to reconcile net income to net cash used in operating activities:
Provision for doubtful receivables from clients	8,232	7,994
Depreciation	27,323	27,332
Amortization of intangible assets	16,869	17,537
Gain on sale of business, pretax	(55,390)	-
Provision for deferred income taxes	45,395	25,893
Stock-based compensation	3,734	11,174
Other, net	245	975
Changes in operating assets and liabilities (net of business acquisitions)
Receivables from clients	(40,693)	(960)
Fiduciary assets	5,015	(3,655)
Other current assets	(15,501)	(24,418)
Other noncurrent assets	(984)	(4,240)
Accounts payable, accrued liabilities and deferred income	(37,107)	(59,649)
Employee-related liabilities	(237,044)	(173,084)
Fiduciary liabilities	(5,015)	3,655
Accrued retirement benefits and other employee-related liabilities	(38,788)	(65,744)
Professional liability claims reserves	3,955	4,995
Other current liabilities	4,224	5,255
Other noncurrent liabilities	1,147	(9,299)
Income tax related accounts	30,428	(50,445)
Cash flows used in operating activities	(160,572)	(205,182)

Cash flows from/(used in) investing activities:
Cash paid for business acquisitions	(15,964)	(1,255)
Net proceeds from sale of business	65,264	-
Fixed assets and software for internal use	(15,002)	(15,714)
Capitalized software costs	(21,189)	(17,900)
Purchases of held-to-maturity investments	(12,632)	(127,431)
Redemptions of held-to-maturity investments	74,153	107,330
Purchases of available-for-sale securities	(207)	(11)
Sales and redemptions of available-for-sale securities	-	11,721
Cash flows from/(used in) investing activities	74,423	(43,260)

Cash flows from financing activities:
Borrowings under credit facility	384,500	145,000
Repayments under credit facility	(294,500)	(10,000)
Repayments of notes payable	(6,250)	(6,250)
Cash paid on retention liability	-	(284)
Dividends paid	(10,506)	(9,723)
Repurchases of common stock	-	(37,350)
Payroll tax payments on vested shares	(12,039)	(10,363)
Issuance of common stock and excess tax benefits	12,065	4,229
Other financing activities	15,000	-
Cash flows from financing activities	88,270	75,259

Effect of exchange rates on cash	(17,306)	(11,316)

Decrease in cash and cash equivalents	(15,185)	(184,499)

Cash and cash equivalents at beginning of period	715,151	727,849

Cash and cash equivalents at end of period	$699,966	$543,350

CONTACT:
Towers Watson
Investor Contact:
Aida Sukys, +1 703-258-8033
aida.sukys@towerswatson.com